Exhibit 99.2

May 19, 2025

Board of Directors

Southern States Bancshares, Inc.

615 Quintard Avenue

Anniston, AL 36201

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated March 30, 2025, to the Board of Directors of Southern States Bancshares, Inc. as Annex B to, and to the reference thereto under the caption “Opinion of Southern States Bancshares, Inc.’s Financial Advisor” in, the proxy statement/prospectus relating to the proposed merger of Southern States Bancshares, Inc. and FB Financial Corporation, which proxy statement/prospectus forms a part of the Amendment No. 1 to the Registration Statement on Form S-4 of FB Financial Corporation (the “Amendment No. 1 to Registration Statement”).

By giving such consent, we do not thereby admit that we are experts with respect to any part of the Amendment No. 1 to Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

PERFORMANCE TRUST CAPITAL PARTNERS, LLC

By:	/s/ William Brackett
William Brackett
Managing Director, Investment Banking